UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2011

CORTEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16467	33-0303583
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15241 Barranca Parkway, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 727-3157

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

(a)	Patent Assignment and Option and Amended and Restated Agreement with Les Laboratoires Servier

As previously reported, in October 2000 Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into a licensing agreement (the “Prior Agreement”) with Adir et Compagnie (which entity subsequently merged with its parent, Les Laboratoires Servier and is referred to herein as “Servier”), under which the Company granted certain license rights to Servier. On June 10, 2011, the Company and Servier entered into a Patent Assignment and Option and Amended and Restated Agreement (the “Amended and Restated Agreement”) in order to, among other things, provide Servier with an exclusive option (the “Option”) to purchase the Company’s remaining rights to the jointly discovered high impact AMPAKINE® compound, CX1632 (S47445).

Pursuant to the terms of the Amended and Restated Agreement, Servier may, at its discretion, exercise the Option at any time after June 10, 2011 and prior to October 31, 2011 (the “Option Period”). During the Option Period, the Company and Servier remain joint owners of the patents and patent applications relating to CX1632. The Company currently has rights to develop and market CX1632 in all of North America and selected South American countries as well as Australia and New Zealand. Upon exercise of the Option, (i) the Company will execute a patent assignment, (ii) Servier will acquire sole ownership of the global patent rights to CX1632, along with a sub-license of the Company’s rights to all indications licensed from the University of California for use with CX1632, and (iii) the Company will not be entitled to any royalties or further payments from Servier’s development and commercialization of CX1632. In the event that Servier does not exercise the Option during the Option Period, certain license rights granted to Servier by the Company, as well as specific rights licensed from the University of California, will automatically terminate. As part of the Amended and Restated Agreement, the Company agreed to waive its rights to any causes of action against Servier for infringement of any patent rights claiming the composition of matter of CX1632 (to the extent of the composition of matter of CX1632 only) that it may have in connection with the development, manufacture, use, commercialization, distribution and sale of any composition for administration to humans containing CX1632 as a pharmaceutically active ingredient.

The Amended and Restated Agreement includes an immediate upfront non-refundable payment by Servier of $1,000,000 for the Option. The Company is also eligible to receive an additional $2,000,000 if Servier exercises the Option to acquire sole ownership of the patent rights to CX1632 prior to the expiration of the Option Period. In the event that Servier exercises the Option, it is also required to pay certain royalties and milestone payments to the University of California (either directly or indirectly through the Company per the terms of the Amended and Restated Agreement).

Effective June 10, 2011, the Prior Agreement was terminated (with the exception of certain provisions which by their terms survive termination) by the terms of the Amended and Restated Agreement.

On June 13, 2011, the Company issued a press release describing this transaction. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

The foregoing summary of the Amended and Restated Agreement is qualified in its entirety by reference to such Agreement, a copy of which will be filed as an exhibit to the Company’s Form 10-Q for the quarterly period ended June 30, 2011. The Company intends to submit a FOIA confidential treatment request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Amended and Restated Agreement. The omitted material will be included in the request for confidential treatment.

(b)	Agreement with the Regents of the University of California

In connection with the Amended and Restated Agreement, on June 10, 2011 the Company entered into an Agreement with the Regents of the University of California (the “Related Agreement”) in order to, among other things, (i) set forth the University’s consent to the Company’s sublicense to Servier of certain rights under the Option, (ii) establish the consideration due to the University for such consent, (iii) and clarify the University’s entitlement to all royalties and milestone payments made by Servier under the Amended and Restated Agreement and the Company’s obligation to guarantee such payments.

The foregoing description of the Related Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Form 10-Q for the quarterly period ended June 30, 2011. The Company intends to submit a FOIA confidential treatment request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Related Agreement. The omitted material will be included in the request for confidential treatment.

Item 1.02	Termination of a Material Definitive Agreement.

See the disclosure set forth in Item 1.01(a), which is incorporated by reference into this Item 1.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned, hereunto duly authorized.

CORTEX PHARMACEUTICALS, INC.

Dated: June 14, 2011	By:	/s/ Maria S. Messinger
Maria S. Messinger, Vice President and Chief Financial Officer

S-1

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 13, 2011.